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                                                                     Exhibit 3.1

                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                            UMB FINANCIAL CORPORATION

     UMB Financial Corporation, pursuant to Section 351.106 of the General and Business Corporation Law of Missouri, hereby adopts the following Restated Articles of Incorporation. The following Restated Articles of Incorporation accurately restate the corporation's Articles of Incorporation, as amended and supplemented by all Certificates of Amendments previously issued by the Missouri Secretary of State. The following Restated Articles of Incorporation supersede the original Articles of Incorporation of UMB Financial Corporation and all amendments thereto:

                                    ARTICLE I

     The name of the corporation is "UMB Financial Corporation."

                                   ARTICLE II

     The address of the corporation's initial registered office in the State of Missouri is: 928 Grand Avenue, Kansas City, Missouri, and the name of its initial registered agent at such address is: Charles G. Young, Jr.

                                   ARTICLE III

     The aggregate number of shares which the corporation shall have the authority to issue is thirty-four million (34,000,000). Thirty-three million (33,000,000) of such shares shall be common stock with a par value of one dollar ($1.00) per share, and such common stock shall have no preferences, qualifications, limitations, restrictions or special relative or convertible rights. The remaining one million (1,000,000) shares shall be preferred stock with a par value of one cent ($0.01) per share.

     The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article III, to provide for the issuance of the shares of preferred stock in series, and by compliance with the applicable law of Missouri, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(a) The number of shares to constitute such series (which number may at any time, or from time to time, be increased or decreased by the Board of Directors, notwithstanding that shares of the series may be outstanding at the time of such increase or decrease, unless the Board of Directors shall have otherwise provided in creating such series) and the distinctive designation thereof;

(b) The dividend rate on the shares of such series, whether or not dividends on the shares of such series shall be cumulative, and the date or dates, if any, from which dividends thereon shall be cumulative;

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(c)  Whether or not the shares of such series shall be redeemable, and, if redeemable, the date or dates upon or after which they shall be redeemable, the amount per share payable thereon in the case of the redemption (which amount shall be, in the case of each share, not less than its preference upon involuntary liquidation, plus an amount equal to all dividends thereon accrued and unpaid, whether or not earned or declared and which amount may vary at different redemption dates or otherwise as permitted by law) and whether such series may be redeemed for cash, property or rights, including securities of the corporation or another corporation;

(d) The right, if any, of holders of such series to convert the same into, or exchange the same for, common stock or other securities, and the terms and conditions of such conversion or exchange, as well as any provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(e) Whether the holders of shares of such series shall have voting power, in addition to the voting powers provided by law, and if such additional voting power is established, to fix the extent thereof;

(f) Whether such series shall have a sinking fund for the redemption or repurchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g) The rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(h) Any other rights and privileges and any qualifications, limitations or restrictions of such rights and privileges of such series; provided, however, that the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, so fixed by the Board of Directors shall not conflict with these Articles of Incorporation or with the resolution or resolutions adopted by the Board of Directors, as hereinabove provided, providing for the issue of any series of preferred stock for which there are then shares outstanding.

     All shares of preferred stock of the same series shall be identical in all respects, except that shares of any one series issued at different times may differ as to dates, if any, from which dividends thereon may accumulate. All shares of preferred stock of all series shall be of equal rank and shall be identical in all respects, except that, to the extent not otherwise limited in this Article III, any series may differ from any other series with respect to any one or more of the designations, relative rights, preferences and limitations (including, without limitation, the designations, relative rights, preferences and limitations described or referred to in subparagraphs (a.) to (h.) inclusive above) which may be fixed by the Board of Directors pursuant to this Article III.

     Dividends on the outstanding preferred stock shall be declared and paid or set apart for payment before any dividends shall be declared and paid or set apart for payment on the common stock with respect to the same dividend period. Dividends on any shares of preferred stock shall be cumulative only if and to the extent established by the Board of Directors.

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          All shares of preferred stock of all series shall be of equal rank, preference and priority as to dividends irrespective of whether the rates of dividends to which the same shall be entitled shall be the same and when the stated dividends are not paid in full, the shares of all series of the preferred stock shall share ratably in the payment thereof in accordance with the sums which would be payable on such shares if all dividends were paid in full provided, however, that any two or more series of the preferred stock may differ from each other as to the existence and extent of the right to cumulative dividends, as previously provided herein.

          Except as otherwise specifically provided by law or as established by the Board of Directors, preferred stock shall not have any right to vote for the election of directors or for any other purpose, but if so provided, the Board of Directors may give each holder of preferred stock more or less than one vote for each share of stock held of record by such holder at the time entitled to voting rights.

          In the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, each series of preferred stock shall have preference and priority over the common stock for payment of the amount to which such series of preferred stock shall be entitled in accordance with the provisions thereof and each holder of preferred stock shall be entitled to be paid in full such holder's share of such amount, or have a sum sufficient for the payment in full set aside. If, upon liquidation, dissolution or winding up of the corporation, the assets of the corporation or proceeds thereof, distributable among the holders of the shares of all series of the preferred stock shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributed among such holders ratably in accordance with the respective amounts which would be payable if all amounts payable thereon were paid in full. After the payment to the holders of preferred stock of all such amounts to which they are entitled, as above provided, the remaining assets and funds of the corporation shall be divided and paid to the holders of common stock.

          In the event that the preferred stock of any one or more series shall be made redeemable, the corporation, at the option of the Board of Directors, may redeem, at the time or times as established by the Board of Directors with respect to any such series, all or any part of any such series of preferred stock outstanding upon notice duly given as hereinafter specified, by paying for each share the then applicable redemption price plus an amount equal to accrued and unpaid dividends to the date fixed for redemption. A notice specifying the shares to be redeemed, and the time and place of redemption (and, if less than the total outstanding shares are to be redeemed, specifying the certificate numbers and number of shares to be redeemed) shall be mailed, addressed to the holders of record of the preferred stock to be redeemed at their respective addresses as the same shall appear upon the books of the corporation, not less than thirty (30) days nor more than ninety (90) days previous to the date fixed for redemption. If less than the whole amount of any outstanding series of preferred stock is to be redeemed, the shares of such series to be redeemed shall be selected by lot or pro rata in any manner determined by resolution of the Board of Directors to be fair and proper. From and after the date fixed in any such notice as the date of redemption (unless default shall be made by the corporation in providing monies at the time and place of redemption for payment of the redemption price) all dividends upon the preferred stock so called for redemption shall cease to accrue. With respect to any shares of preferred stock so called for redemption, if, before the redemption date, the corporation shall deposit with a bank or trust company in the United States, having a capital and surplus of at least

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$10,000,000, funds necessary for such redemption, in trust, to be applied to the redemption of the shares of preferred stock so called for redemption, then from and after the date of such deposit, all rights of the holders of such shares of preferred stock so called for redemption shall cease, except the right to receive, on and after the date of such deposit, the redemption price upon surrender of the certificates representing such shares of preferred stock so called for redemption, duly endorsed for transfer, if required, and except as might otherwise be provided by the Board of Directors with respect to any such shares of preferred stock so called for redemption. Any interest accrued on such funds shall be paid to the corporation from time to time. Any funds so deposited and unclaimed at the end of six (6) years from such redemption date shall be released or repaid to the corporation, after which the holders of such shares of preferred stock so called for redemption shall look only to the corporation for payment of the redemption price. Notwithstanding the foregoing, no redemption of any shares of any series of preferred stock shall be made by the corporation (1) which as of the date of mailing of the notice of such redemption would, if such date were the date fixed for redemption, reduce the net assets of the corporation remaining after such redemption below the aggregate amount payable upon voluntary or involuntary liquidation, dissolution or winding up to the holders of shares having rights senior or equal to the preferred stock in the assets of the corporation upon liquidation, dissolution or winding up; or (2) unless all cumulative dividends for the current and all prior dividend periods have been declared and paid or declared and set apart for payment on all shares of the corporation having a right to cumulative dividends.

         Shares of any series of preferred stock which have been redeemed, retired or purchased by the corporation (whether through the operation of a sinking or purchase fund or otherwise) or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of the corporation of any other class or series shall thereafter have the status of authorized but unissued shares of preferred stock of the corporation, and may thereafter be reissued as part of the same series or may be reclassified and reissued by the Board of Directors in the same manner as any other authorized and unissued shares of preferred stock.

                                   ARTICLE IV

         The number and class of shares to be issued before the corporation shall commence business is fifty (50) shares of common stock with a par value of Twelve Dollars and Fifty Cents ($12.50) per share. The consideration to be paid therefor and the capital with which the corporation shall commence business is Six Hundred Twenty-Five Dollars ($625.00). The corporation will not commence business until consideration of the value of at least Six Hundred Twenty-Five Dollars ($625.00) has been received for the issuance of shares.

                                    ARTICLE V

         The name and place of residence of each incorporator is as follows:

         R. Crosby Kemper, Jr.
         1014 Greenway Terrace
         Kansas City, Missouri

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     Charles G. Young, Jr
     221 West 48th Street
     Kansas City, Missouri

     V. B. Kassebaum
     1215 West 59th Street
     Kansas City, Missouri

                                   ARTICLE VI

     The number of directors constituting the first Board of Directors of the corporation was nine (9) and the number constituting the Board at the time of the effectiveness of the Amendment is seventeen (17). Hereinafter, the number of directors shall be fixed by, or in the manner provided in, the By-Laws of the corporation. Any change in the number of directors shall be reported to the Secretary of State within thirty (30) calendar days of such change. Directors need not be shareholders unless the By-Laws require them to be shareholders.

                                   ARTICLE VII

     The duration of the corporation is perpetual.

                                  ARTICLE VIII

     The corporation is formed for the following purposes:

(a) To purchase, subscribe for or otherwise acquire and own, hold as an investment or otherwise, use, sell, assign, deal in, transfer, mortgage, pledge, exchange or otherwise dispose of, alone or in syndicates or otherwise in conjunction with others, shares of capital stock, bonds, debentures, notes, evidences of indebtedness and other securities, contracts or obligations of any corporation, association, partnership, entity, or governmental, municipal or public authority, domestic or foreign, and to pay therefor in whole or in part, in cash or by exchanging therefor shares of the capital stock, bonds, debentures, notes or other obligations of this corporation or any other corporation, and while the owner or holder of any such property to receive, collect and dispose of the interest, dividends and income arising from such property, and to possess and exercise in respect thereof all the rights, powers and privileges of ownership, including all voting powers of any securities so owned:

(b) To carry on and conduct either directly or through subsidiaries any lawful business or businesses, and to do all things necessary or proper for the conduct of any businesses in which the corporation may be engaged;

(c) To make, manufacture, process, organize, finance, manage, operate, purchase, sell, own, hold, store, exchange, rent, lease, service, repair, handle or deal in and with in any manner, property of any and every description and class which is now or may become the subject of trade or commerce;

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(d)  To cause to be formed, to promote, and to aid in the formation of any corporation or association, domestic or foreign, and to cause or participate in the merger, consolidation, reorganization, liquidation or dissolution of any corporation or association, domestic or foreign, in which, or in the business or welfare of which, the corporation shall have directly or indirectly any interest;

(e) To operate, manage, supervise, and control all or any part of the business and property of any corporation, association, firm, entity, individual or undertaking, domestic or foreign, or to take any part therein, and to appoint and remunerate any directors, accountants, other experts, agents, employees and persons;

(f) To acquire by purchase, lease or otherwise, to construct, assemble, own, hold, lease, rent, remodel, improve, reconstruct, mortgage, encumber, operate, manage, deal in and dispose of machinery, equipment, appliances, fixtures, buildings, offices, factories, store rooms, warehouses, plants, garages, apartments and houses, with all improvements, machines, fixtures and equipment appurtenant or convenient thereto, or which may be useful or desirable in the conduct of any business or businesses in which the corporation is or may be engaged;

(g) To own, acquire, buy, sell, deal in, lease, rent, remodel, improve, reconstruct, mortgage and otherwise encumber real estate, whether improved or unimproved, and any interest of any kind whatsoever therein, and to own, hold, deal in and dispose of such property, whether real, personal or mixed;

(h) To acquire the good will, business, rights and property of any person, firm, association or corporation, and to pay for the same in cash, property, stocks, notes or otherwise; to hold and enjoy or in any manner to dispose of the whole or any part of the property, assets and rights so acquired; to conduct in any lawful manner the whole or any part of any business so acquired, and to exercise all powers necessary or convenient in and about the conduct and management of any business or businesses in which the corporation is now or may hereafter be engaged;

(i) To sell, lease, convey, or otherwise dispose of, mortgage, pledge or otherwise encumber all or any part of its property and assets;

(j) To acquire, deal in, purchase, own, hold, lease rent, mortgage, develop, mine, produce, acquire, exploit, encumber and dispose of lumber, natural resources, minerals and mineral rights or royalty interests of any kind;

(k) To acquire, own, deal in, hold, enjoy, use and dispose of patents and patent rights, trademarks and trade names, distinctive marks, copyrights, licenses, inventions, improvements, processes, franchises, permits and other evidences of lawful authority or agency;

(1) To borrow money for any of the purposes of the corporation and to draw, make, accept, endorse, discount, execute, issue, sell, pledge or otherwise dispose of promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable, transferable or non-transferable instruments and evidences of indebtedness,

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     and to secure the payment thereof and the interest thereon by mortgage, assignment in trust, pledge, conveyance, or other encumbrance of the whole or any part of the property of the corporation at the time owned or thereafter acquired;

(m) To purchase, acquire, hold, sell, transfer and redeem or otherwise deal in shares of its own capital stock, whenever and to the fullest extent permitted by law;

(n) To lend money, and to acquire, take or hold as security, if desired, real and personal property, bonds, debentures, notes or any other evidences of interest or indebtedness or any other security for the payment of funds so loaned; to promote or to aid in any manner, financially or otherwise, any corporation or association of which any stocks, bonds, or other evidences of indebtedness or securities are held directly or indirectly by this corporation; and for this purpose to guarantee the contracts, dividends, stocks, bonds, notes and other obligations of such other corporation or association, and to do any other acts or things designed to protect, preserve, improve or enhance the value of such stocks, bonds, or other evidences of indebtedness or securities;

(o) To have and to exercise all powers necessary or incident to carrying out its corporate purposes, to exercise all other powers permitted by law, and to possess and enjoy all rights and powers which now or at any time hereafter may be granted to or exercised by a corporation of this character;

(p) Nothing in these Articles of Incorporation shall authorize this corporation to engage in any business which would cause the corporation to be, or become, an investment company as that term is defined in the Investment Company Act of 1940, or shall authorize the corporation to hold itself out as such an investment company.

                                   ARTICLE IX

     No holder of stock of the corporation of any class shall be entitled as a matter of right to subscribe for or purchase any part of any new or additional issue of stock, or securities convertible into stock, of any class whatsoever, whether now or hereafter authorized, and all such additional shares of stock or other securities convertible into stock may be issued and disposed of by the Board of Directors to such person or persons and on such terms and for such consideration (so far as may be permitted by law) as the Board of Directors, in their absolute discretion, may deem advisable.

                                   ARTICLE X

     The By-Laws of the corporation may from time to time be altered, amended, suspended or repealed, or new By-Laws may be adopted, in any of the following ways: (i) by the affirmative vote, at any annual or special meeting of the shareholders, of the holders of at least two-thirds of the outstanding shares of stock of the corporation entitled to vote thereon, or (ii) by resolution adopted by a majority of the full Board of Directors at a meeting thereof, or (iii) by unanimous written consent of all the Directors in lieu of a meeting; provided, however, that the power of the Directors to alter, amend, suspend or repeal the By-Laws or any portion thereof may be denied as to any By-Laws or portion thereof enacted by the shareholders if at the time of such enactment the shareholders shall so expressly provide.

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                                   ARTICLE XI

     The corporation reserves the right to alter, amend or repeal any provision contained in its Articles of Incorporation in the manner now or hereafter prescribed by the statutes of Missouri, and all rights and powers conferred herein are granted subject to this reservation; and, in particular, the corporation reserves the right and privilege to amend its Articles of Incorporation from time to time so as to authorize other or additional classes of shares (including preferential shares), to increase or decrease the number of shares of any class now or hereafter authorized, to establish, limit or deny to shareholders of any class the right to purchase or subscribe for any shares of stock of the corporation of any class, whether now or hereafter authorized or whether issued for cash, property or services or as a dividend or otherwise, or to purchase or subscribe for any obligations, bonds, notes, debentures, or securities or stock convertible into shares of stock of the corporation or carrying or evidencing any right to purchase shares of stock of any class, and to vary the preferences, priorities, special powers, qualifications, limitations, restrictions and the special or relative rights or other characteristics in respect of the shares of each class, and to accept and avail itself of, or subject itself to, the provisions of any statutes of Missouri hereafter enacted pertaining to general and business corporations, to exercise all the rights, powers and privileges conferred upon corporations organized thereunder or accepting the provisions thereof and to assume the obligations and duties imposed therein, upon the affirmative vote of the holders of a majority of the shares of stock entitled to vote thereon, or, in the event the laws of Missouri require a separate vote by classes of shares, upon the affirmative vote of the holders of a majority of the shares of each class whose separate vote is required thereon; provided, however, that none of the provisions of the ARTICLE XI or ARTICLE III or ARTICLE X may be amended or repealed nor may any provision be added to these Articles of Incorporation that would be inconsistent with any provision of this ARTICLE XI or ARTICLE III or ARTICLE X hereof or by the By-Laws of the corporation, unless such amendment, repeal or additional provision shall be approved by the affirmative vote, at any annual or special meeting of the shareholders, of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote thereon.

     WITNESS WHEREOF, these Restated Articles of Incorporation have been signed this of 10th March, 2003.

                                               UMB FINANCIAL CORPORATION,
                                                 a Missouri corporation


                                               /s/ Dennis R. Rilinger
                                               ---------------------------------
                                               By:    Dennis R. Rilinger
                                               Title: Executive Vice President

ATTEST:


/s/ John C. Pauls
--------------------------
Name:  John C. Pauls
Title: Assistant Secretary

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STATE OF MISSOURI )
                  ) ss.
COUNTY OF JACKSON )

     I, Kathryn G. Major, a Notary Public, do hereby certify that on March 10, 2003, personally appeared before me Dennis R. Rilinger, Executive Vice President of UMB Financial Corporation, and being duly sworn by me, acknowledged that he signed as his own free act and deed the foregoing document in the capacity therein set forth and declared that the statements therein contained are true.

     IN WITNESS WHEREOF, I have hereunto set my hand and seal the day and year before written.

                                                     /s/ Kathryn G. Major
     [SEAL]                                       ------------------------------
                                                         Notary Public


                                               My commission expires 6/15/2003